                                                                       EXHIBIT 5

                  AMENDED AND RESTATED STOCKHOLDER AGREEMENT


          This AMENDED AND RESTATED STOCKHOLDER AGREEMENT (this "Agreement"),
                                                                 ---------
dated as of May 16, 1997, is entered into by and among MAGELLAN INTERNATIONAL, INC., a Delaware corporation ("Holding Company" or the "Company"), HUGHES
                               ---------------          -------
COMMUNICATIONS, INC., a California corporation ("HCI"), the Class A Holders listed on the signature page hereof (the "Class A Holders"), and SATELLITE
                                          ---------------
COMPANY, L.L.C., a Nevada limited liability company ("S Company").
                                                      ---------

                                    RECITALS

          A. Pursuant to that certain Agreement and Plan of Reorganization by and among Panamsat Corporation, HCI and Hughes Communications Galaxy, Inc. and certain other subsidiaries of HCI (as such agreement may be hereafter amended from time to time, the "Reorganization Agreement"), HCI has organized Holding
                        ------------------------
Company to acquire the Galaxy Business (as defined in the Reorganization Agreement) and cause a subsidiary of Holding Company to merge with and into Panamsat Corporation in each case upon the terms and conditions set forth in the Reorganization Agreement.

          B. Pursuant to that certain Stock Contribution and Exchange Agreement by and among HCI, Hughes Communications Galaxy, Inc., S Company and Grupo Televisa, S.A. (as such agreement may be hereafter amended from time to time, the "Univisa Contribution Agreement"), HCI and Hughes Communications Galaxy,
     ------------------------------
Inc. have agreed to cause Holding Company to acquire from S Company all of the outstanding shares of capital stock of Univisa, Inc., a Delaware corporation which indirectly owns all of the shares of Class B Common Stock, par value $.01 per share, of Panamsat Corporation.

          C. Pursuant to the Reorganization Agreement and the Univisa Contribution Agreement, Panamsat Corporation will become a subsidiary of Holding Company and Holding Company will acquire the Galaxy Business, and HCI, the Class A Holders and S Company will become stockholders of Holding Company.

          D. The parties desire to enter into this Agreement to regulate certain aspects of their relationships with regard to each other and Holding Company.

                                   AGREEMENT

          In consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as follows:

          1.  Certain Defined Terms.  Capitalized terms used and not defined
              ---------------------
herein have the respective meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

          "Affiliate" means with respect to any person or entity (i) any other
           ---------
person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with that person or entity, (ii) any spouse, immediate family member or other relative who has the same principal residence of any person (in the case of an individual), (iii) any trust in which any person or entity has a beneficial interest and (iv) any corporation or other organization of which any such persons or entities described in clause (i) or
(ii) above collectively own more than 50% of the equity of such entity.

          "Closed Periods" means the total of (a) the number of days prior to
           --------------
Closing during which PanAmSat Corporation Common Stock could not be sold as a result of notices given by HCI pursuant to the last sentence of Section 3(a) of the Principal Stockholders Agreement, and (b) any Delay Periods, Hold Back Periods or Interruption Periods (each as defined in the Registration Rights Agreement) which occur after the Commencement Date (as defined in Section 2(b)(i)) and result in a delay or suspension of a Demand Registration or a Piggyback Registration (as defined in the Registration Rights Agreement) by the Minority Stockholders or their Permitted Transferees.

          "Ending Date" means the date when restrictions on the ability of HCI
           -----------
and its Affiliates to sell or transfer Shares under Section 2(b) end. That date shall be the earliest of (a) a Termination Event or (b) twelve (12) months after the Commencement Date plus Closed Periods, if any.

          "Exempt Transfer" means any transfer of Shares by HCI or its
           ---------------
Affiliates to any of its or their Affiliates (other than the Company or any of its Subsidiaries).

          "Holding Company Common Stock" means the common stock, $.01 par value,
           ----------------------------
of Holding Company.

          "HCI Sale" means any sale, exchange or other disposition by HCI or its
           --------
Affiliates of Shares, other than an Exempt Transfer or a sale of Shares pursuant to a registration statement under the Securities Act, which at the time of determination represent more than 5% of the outstanding Holding Company Common Stock. "HCI Sale" shall not include, in the case of Holding Company or any of its Subsidiaries, any sale of Holding Company Common Stock. Nothing in this Agreement shall limit any rights the Stockholders may have to participate in any such offering under the Registration Rights Agreements, nor shall the definition "HCI Sale" limit the restrictions contained in Section 2(b) in any way.

          "HCI Total Sale" means, as of any date of determination, the sale,
           --------------
exchange or other disposition by HCI and each of its Affiliates other than in an Exempt Transfer of 100% of their Shares.

          "Low Ownership Event" means, as of any date of determination, any
           -------------------
sale, exchange or other disposition of Shares by the Minority Stockholders which causes the Minority Stockholders to beneficially own, in the aggregate, less than the Requisite Level.

          "Minority Stockholders" means, each of the Class A Holders, S Company
           ---------------------
and their respective Permitted Transferees, which collectively shall be the "Minority Stockholders".
----------------------

          "Permitted Transfers" means a sale, transfer or assignment or other
           -------------------
disposition to a Permitted Transferee.

          "Permitted Transferees" means, as to HCI, any transferee in an Exempt
           ---------------------
Transfer or any Permitted Transferee; as to S Company, Grupo Televisa, S.A., any controlled Affiliate of Grupo Televisa, S.A., or any Permitted Transferee; as to the Class A Holders, (A) any other Class A Holder, (B) any person who is the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, a Class A Holder or Permitted Transferee of such person; (C) upon the death of any Class A Holder or any Permitted Transferee of such person, the executors of the estate of such Class A Holder or Permitted Transferee, any of such Class A Holder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (D) any trust principally for the benefit of one or more of the foregoing Class A Holders or Permitted Transferees; (E) upon the disability of any Class A Holder or Permitted Transferee, any guardian or conservator of such Class A Holder or Permitted Transferee; or (F) any corporation, partnership or other entity if all of the beneficial ownership is held by Class A Holders or any Permitted Transferees; and as to any Stockholders, any person to whom a transfer may be made pursuant to the provisions of Section 8(e); provided that in each of the foregoing cases such transferee assumes and agrees to perform and becomes a party to this Agreement.

          "Registration Rights Agreement"  means the agreement of that name of
           -----------------------------
even date among the parties.

          "Requisite Level" means 5% or more of the number of shares of Holding
           ---------------
Company Common Stock outstanding immediately after the consummation of the transactions contemplated by the Reorganization Agreement and the Univisa Contribution Agreement and prior to any further issuances for refinancing or other purposes, as such total number is adjusted to reflect stock splits, combinations, stock dividends, recapitalizations, reclassifications, and similar transactions.

          "Shares" means the shares of Holding Company Common Stock owned by the
           ------
Stockholders at the time of determination.

          "Stockholders" means, collectively, HCI, and its Affiliates who
           -------------
own Shares, the Class A Holders, S Company, and their respective Permitted Transferees, each of which shall individually be a "Stockholder".
                                                    -----------

          "Termination Event" means a Low Ownership Event or an HCI Total Sale.
           -----------------

          2.  Certain Restrictions on the Purchase and Sale of Shares.
              -------------------------------------------------------

          (a) Take-Along Right.  HCI on behalf of itself and its Affiliates
              ----------------
hereby agrees:

          (i) With respect to any proposed HCI Sale, each Minority Stockholder (each a "Take-Along Stockholder"), shall have the right (the "Take-Along Right")
         ----------------------                               ----------------
to join in such sale and to sell a number of whole Shares equal to the number derived by multiplying the total number of Shares proposed to be transferred by a fraction, the numerator of which is the total number of Shares owned by such Take-Along Stockholder and the denominator of which is the total number of Shares owned by HCI and its Affiliates and all Take-Along Stockholders proposing to so join.

          (ii) Any Shares purchased from Take-Along Stockholders pursuant to this Section 2(a) shall be paid for at the same price per Share and (to the extent applicable) upon the same terms and conditions as such proposed transfer by HCI and its Affiliates.

          (iii) HCI shall (on its own behalf and on behalf of any of its Affiliates effecting an HCI Sale), not less than 30 days prior to such proposed HCI Sale, notify each Take-Along Stockholder in writing of such HCI Sale (the "Sale Notice"). Such notice shall: (A) state the number of Shares proposed to
------------
be transferred, (B) identify the proposed purchaser(s), (C) state the proposed amount and form of consideration and terms and conditions of payment, and (D) confirm that each proposed purchaser has been informed of the Take-Along Right provided for in this Section 2(a) and has agreed to purchase Shares in accordance with the terms thereof.

          (iv) The Take-Along Right may be exercised by any Take-Along Stockholder by delivery of a written notice to HCI proposing to sell Shares (the "Take-Along Notice") within 30 days following the Sale Notice, which Take-Along
 -----------------
Notice shall state the amount of Shares that such Take-Along Stockholder proposes to include in such transfer. If no Take-Along Notice is received during such 30-day period, HCI and its Affiliates shall have the right, for a 30-day period after the expiration of such 30-day period, to transfer the Shares specified in the Sale Notice on terms and conditions no more favorable than those stated in such notice.

          (v) In the event that a purchaser refuses to purchase Shares from the Take-Along Stockholders on the same terms and conditions as specified in the Sale Notice, then HCI and its Affiliates shall not sell any Shares to that purchaser in the HCI Sale.

          (b) Certain Sale Restrictions.
              -------------------------

          (i) Neither HCI nor its Affiliates may, directly or indirectly, issue, sell, exchange or otherwise dispose of, or offer or agree, directly or indirectly, to issue, sell, exchange or otherwise dispose (including through purchase by the Company or any of its Affiliates) of Shares or common equity of the Company or any of its Subsidiaries, or any interest therein, or securities convertible into or exercisable or exchangeable for Shares or such common equity interests, or offer or enter into any contract, option or other arrangement or understanding to effect any such transactions, during the period (A) beginning on the Closing and (B) ending on the Ending Date, provided, however, that restrictions on sales by the Company shall not commence (the "Commencement Date") until the earlier of
                                        -----------------
(x) the first anniversary of the Closing (eighteen months following the Closing in the event the Minority Stockholders or their Affiliates sell more than five million Panamsat Shares (other than to Permitted Transferees) between the date of the Reorganization Agreement and the Closing) and (y) the date the Company shall notify the Minority Stockholders that it has completed the refinancing of up to $1.725 billion of indebtedness incurred by the Company in connection with the transactions contemplated by the Reorganization Agreement and the Univisa Contribution Agreement (it being agreed that the exemption from the restriction on sales by the Company pursuant to this clause shall only apply to sales, the net proceeds of which are entirely used to refinance such indebtedness); and provided further that the foregoing restrictions shall not apply to reasonable issuances by the Company for employee plans, in acquisitions from non-Affiliates, pursuant to a dividend reinvestment plan, or upon exercise or conversion of previously issued options, warrants or convertible securities.

          (ii) Each of the Minority Stockholders agrees severally and not jointly and solely with respect to itself and the Shares owned beneficially or of record by it, not to offer, sell or transfer the Shares, or any interest therein, or securities convertible into Shares, or offer or enter into any contract, option or other arrangement or understanding to effect any sale or transfer of Shares or interests therein or securities convertible into or exercisable or exchangeable for Shares, to any person that is not a Permitted Transferee, after the Closing and prior to the Commencement Date. Notwithstanding the foregoing, Minority Stockholders may offer and sell or transfer Shares, or interests therein, or securities convertible into or exercisable or exchangeable for Shares, to persons other than Permitted Transferees in private transactions with the consent of HCI, which consent will be granted if, in HCI's reasonable judgment, such transfer will not materially and adversely affect Holding Company's financing plans or on the price of or demand for Holding Company Common Stock, and the purchaser provides assurances satisfactory to HCI that it will not prior to the Commencement Date sell any of such Shares at a time or with an effect which may materially and adversely affect such financing plans of Holding Company or the price of or demand for Holding Company Common Stock. Further notwithstanding the foregoing, the Minority Stockholders may pledge their Shares as collateral for a bona fide loan, provided that the lender, on terms reasonably acceptable to HCI and the Company, agrees that upon liquidation of such collateral the lender or any transferee will assume and agree to perform this Agreement or, if requested by HCI or the Company, waive all rights under this Agreement.

          (c) Standstill Right.  HCI agrees that HCI and its Affiliates shall
              ----------------
not acquire or come to hold beneficially or otherwise, whether by purchase, exchange or otherwise, more than 81% of the outstanding common equity interests in Holding Company, except (i) pursuant to a merger which is approved by the holders of a majority of the shares of Holding Company Common Stock not owned by HCI and its Affiliates, (ii) pursuant to a tender offer recommended by a majority of the Disinterested Directors of the Holding Company and second-step merger which offers the same per share consideration to all holders of Holding Company Common Stock and in which more than half the outstanding Holding Company Common Stock not owned by HCI and its Affiliates at the inception of the transaction is either tendered or voted in favor of the transaction, and (iii) except pursuant to such other transaction as shall provide for parity of treatment of holders of Holding Company Common Stock and is approved by the holders of a majority of the shares of Holding Company Common Stock not owned by HCI and its Affiliates and by a majority of the Disinterested Directors of Holding Company.

          3.  Governance and Business Operations.
              ----------------------------------

          (a) Board of Directors.  The Stockholders, on behalf of themselves and
              ------------------
their Affiliates and Permitted Transferees, hereby agree to take all necessary action (including, without limitation, voting the Common Stock of the Company beneficially owned by them, calling special meetings of stockholders of the Company and executing and delivering written consents) such that the Board of Directors of the Company shall consist of ten (10) members designated as herein provided. HCI shall designate all members of the Board of Directors not designated by the Minority Stockholders. For so long as Mr. Frederick A. Landman is Chief Executive Office of the Company, he shall be one of HCI's designees. The Minority Stockholders shall be entitled to initially designate two (2) directors of the Company, one (1) of whom may be designated by the Class A Holders and one (1) of whom may be designated by S Company. For so long as the Class A Holders and their Permitted Transferees, as a group (the "A Group"),
                                                                  -------
beneficially own a number of Shares which is greater than the number of shares comprising 4% of the outstanding Common Stock of the Company immediately after the consummation of the transactions contemplated by the Reorganization Agreement and the Univisa Contribution Agreement and prior to any further issuances for refinancing or other purposes (as such Shares may be adjusted to reflect stock splits, combinations, stock dividends, recapitalizations, reclassifications, and similar transactions, the "Director Minimum Shares"), at
                                                  ------------------------
each subsequent meeting of stockholders of the Company (or action by consent in lieu thereof), the A Group shall be entitled to designate one director, to be selected by a majority vote of the Shares beneficially owned by the A Group. For so long as S Company and its Permitted Transferees, as a group (the "B Group"),
                                                                     -------
beneficially own a number of Shares greater than the Director Minimum Shares, at each subsequent meeting of stockholders of the Company (or action by consent in lieu thereof), the B Group shall be entitled to designate one director, to be selected by a majority vote of the Shares beneficially owned by the B Group. Any vacancy of an available A Group or B Group director position will be filled promptly without holding a meeting of stockholder's of the Company at the request of the A Group or B Group, as applicable, with their designee; provided that the A Group or B Group, as applicable, shall beneficially own a number of shares greater than the Director Minimum Shares at the time of filling such vacancy.

          (b) Transactions with Affiliates.  HCI and its Affiliates (other than
              ----------------------------
the Company and its Subsidiaries) shall not propose or approve any loan, advance or guarantee to, from, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, Holding Company or any Subsidiary of Holding Company, except on terms that are no less favorable to Holding Company or such Subsidiary than those (including, without limitation, prices) ordinarily entered into in comparable transactions by HCI or the relevant Affiliate on an arms' length basis with an unrelated party. All material transactions (and all other transactions which the Chief Executive Officer of the Holding Company may designate) between HCI and its Affiliates on the one hand, and Holding Company or its Subsidiaries on the other, shall be reviewed by a committee comprised of

Disinterested Directors, and approval of such transactions by such committee shall be conclusive evidence of compliance with the provisions of this Section 3(b). Upon such approval, unless required by such directors after due consideration, Holding Company or such Subsidiaries may enter into and perform the approved transactions with HCI and its Affiliates without competitive bidding or other special procedures.

          (c) HE Covenant Not to Compete.  HCI agrees:
              --------------------------

          (i) Until the fifth anniversary after the Closing Date, HE and any entity owned 50% or more by HE (excluding Holding Company and its Subsidiaries) (the "Committing Companies") shall not compete with Holding Company or any of
      --------------------
its Subsidiaries after the Closing in the "Galaxy Business" (as defined below) in any geographic area except as allowed under subsection (iii) below.

          (ii)  As used herein, the "Galaxy Business" shall mean: (A) the sale
                                     ---------------
or lease of, or the provision of satellite services via, transponder capacity on satellites operating in geostationary earth orbit in the C-band, Ka-band and Ku-band frequencies for the transmission of video, audio and data signals; and (B) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary earth orbit in the C-band, Ka-band, Ku-band, L-band and UHF-band frequencies or other frequency bands that may be utilized in the future; but in each case excluding the sale or lease of transponder capacity and telemetry, tracking and control services provided on or for any satellite that has both (x) multiple (six or more) receive and transmit beams and (y) an on-board satellite payload processor which can switch uplink signals in one beam to a downlink signal in one of multiple beams.

          (iii) The Committing Companies shall not be restricted from conducting any business that falls within the following categories (the "Exclusivity
                                                              -----------
Exceptions"):
-----------

          (A) All aspects of the direct-to-home satellite business, whether done through Galaxy Latin America, DIRECTV International, Inc., DIRECTV USA or any other entity owned 50% or more by HE including, but not limited to, (x) the provision of services directly to consumers via satellite; (y) the sale or lease of transponders or channels therein to third parties engaging in the direct-to-home satellite business in which any of the Committed Companies is involved (whether by ownership of an interest in a satellite or any part of the capacity thereof or in any related or associated business), whether in the FSS or BSS bands; and (z) the provision of programming to cable head ends, which in each of cases (y) and (z) is ancillary to any direct-to-home satellite business in which the Committing Companies have an interest; provided that if there is excess capacity available on a satellite used primarily in the direct-to-home satellite business, the sale or lease of such excess capacity shall not be precluded by the foregoing restriction;

          (B) All aspects of value added services, i.e., the sale of business services which include the provision of transponder capacity that is ancillary to the provision of such services by the Committing Companies including, but not limited to, shared hub VSAT business or DIRECPC or distance learning or any similar type of services that may now or in the future be provided or developed by HE or any of its Affiliates (other than Holding Company and its Subsidiaries);

          (C) All aspects of the business of providing satellite or transponder capacity or portions thereof of any type or kind to the United States government, or any department or agency thereof;

          (D) The provision by the Committing Companies of project financing, or the acceptance by any of them of a minority equity position in any other satellite operating or service company, as part of a satellite sale;

          (E) All aspects of the business of manufacturing and selling or leasing satellites in their entirety, other than the sale or lease of individual transponders or portions thereof (except with respect to such sale or lease of transponders as otherwise provided for in this Section (iii)); and

          (F) As part of the acquisition of a third party where the competing business is not a substantial part of such acquired business provided that such competing business shall be disposed of in a commercially reasonable manner as soon as commercially reasonable after such acquisition.

          (iv) The parties acknowledge that the Galaxy Business does not include, and the Committing Companies are retaining, the following: all aspects of the business of providing mobile satellite services and all aspects of the satellite-based business commonly referred to by HE as the "Spaceway" business.

          (d) Holding Company's Covenant Not to Compete.  Holding Company and
              -----------------------------------------
its controlled Affiliates shall not engage in any aspect of the direct broadcast satellite business other than through the sale or lease of transponders or channels therein or the provision of transponder services and the provision of other value added services ancillary thereto to third parties engaged in the direct broadcast satellite business, provided that Holding Company and its Subsidiaries shall not be precluded from providing project financing to such third parties or the acceptance of a minority equity position in a third party in connection with the sale or lease of transponders or channels therein or the provision of transponder services. For so long as Grupo Televisa, S.A. and its controlled Affiliates own any Holding Company Common Stock, neither Holding Company nor any of its controlled Affiliates will own an equity interest in a direct-to-home enterprise offering predominantly Spanish language programming in the Americas or the Iberian Peninsula.

          (e) First Offer Rights.  In the event that Holding Company determines
              ------------------
to launch a satellite with the following frequencies:  Ku BSS frequencies (11.7
- 12.5 Ghz in Region 1, 12.2 - 12.7 Ghz in Region 2 and 11.7 - 12.2 Ghz in Region 3) (the "BSS Band") into any of the following orbital slots as such
                --------
orbital slots may be modified in the FCC authorization process, the ITU registration process, or in the course of frequency coordination with other systems: East Longitude: 36 degrees, 40 degrees, 48 degrees, 54 degrees, 101 degrees, 124.5 degrees, 132 degrees, 149 degrees, 164 degrees and 173 degrees; and West Longitude: 49 degree and 67 degree (the "BSS Satellites"), the Company
                                                  --------------
shall give HE or its designated Subsidiaries (referred to herein as the "HE Designee") notice of such determination and the HE Designee shall have the opportunity (the "First Opportunity") to enter into a full life service
                  -----------------
agreement with respect to some or all, but not less than half of the available capacity in the BSS Band on the applicable BSS Satellite, of the BSS transponders (the "BSS Transponders")
                   ----------------
on the first BSS Satellite that the Company intends to place into each such slot on terms and conditions to be negotiated in good faith and consistent with normal business practice. The negotiation period with respect to capacity on each such BSS Satellite shall be for three months (the "Negotiation Period").
                                                        ------------------
The Negotiation Period may be initiated by either party on notice to the other at any time within the time period set forth below. Applied separately to each BSS Satellite, the Negotiation Period shall begin on the date on which the Company notifies the HE Designee of a firm commitment to construct a BSS Satellite; and shall commence not more than thirty months prior to the proposed launch of the BSS Satellite and end not later than fifteen (15) months prior to the date that the BSS Satellite is scheduled to be launched. If negotiations are not initiated by either party by such date or successfully concluded with a binding service agreement within the Negotiation Period, unless HE has given Company a final offer (as defined below), neither party shall have any further obligation pursuant to this Section 3(e), with respect to the BSS Satellite in question. The conclusion or failure to conclude such an agreement as to one orbital slot shall not, however, affect the parties' rights and obligations hereunder as to the remaining BSS Satellites for other orbital slots referenced in this Section, if still extant.

          At any time prior to the end of the applicable negotiation period specified above, HE shall have the right to make to the Company HE's "best and final offer" (a "Final Offer") of the price at which it is willing to enter into
                 -----------
an end of life service agreement for a stated number of BSS Transponders on the BSS Satellite, which must be on terms and conditions that are otherwise acceptable to the Company.

          If HE makes the Final Offer, for as long as it is held open (i.e., that it may be accepted by the Company without HE's subsequent right to withdraw
it), the Company will not, without first offering HE the opportunity to do so, enter into a purchase or long term transponder service agreement for the same number or fewer BSS Band transponders than proposed by HE at a lower price per BSS Transponder (which, for the purposes of comparison, will be calculated on a net present value basis as determined by the Company, but notified to HE so that HE may make an adjustment in its offer to reflect this net present value) than the price stated in the Final Offer. The Company may condition its offer to HE on HE's acceptance of such other price, quantity, length of term and other terms and conditions that the Company would offer a third party at the time (the "Revised Offer"). HE shall have ten (10) days to accept the Company's Revised
--------------
Offer or it shall be deemed to have been rejected. For the avoidance of doubt, the previous sentence shall not apply to the Company's acceptance of the Final Offer, as to which no further acceptance or rejection by HE is required or permitted. The Company shall also notify HE at such time as the Company lowers its price for long term transponder agreements on the applicable BSS satellite for the number of transponders and for the service terms which had been included in the Final Offer, which notice shall be given not fewer than ten (10) business days before the reduced price is offered to any third party, during which period HE will have the right to accept such revised offer. As used in this Section 3(e), "Company" or "Holding Company" includes its Subsidiaries or any of them.

          4.  Representations and Warranties of Minority Stockholders.  Each
              -------------------------------------------------------
Minority Stockholder hereby severally and not jointly (and solely with respect to itself and the Shares owned of record or beneficially by such Stockholder) represents and warrants to HCI and the Company as follows:

          (a) Ownership of Shares.  Such Minority Stockholder is the record and
              -------------------
beneficial owner of the Shares set forth on Exhibit A hereto, and such shares constitute all of the Shares owned of record or beneficially by such Minority Stockholder. With respect to the number of shares set forth opposite such Minority Stockholder's name on Exhibit A hereto, and with the exceptions noted thereon, such Minority Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Due Authorization.  Such Minority Stockholder is, as applicable,
              -----------------
duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by such Minority Stockholder of this Agreement and the performance by such Minority Stockholder of its obligations hereunder have been duly and validly authorized by such Minority Stockholder and no other proceedings on the part of such Minority Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Minority Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts.  Except for filings, authorizations, consents and
              ------------
approvals as contemplated by the Reorganization Agreement or the Univisa Contribution Agreement and necessary for the consummation of the transactions contemplated thereby which have been obtained, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Minority Stockholder and the consummation by such Minority Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Minority Stockholder, the consummation by such Minority Stockholder of the transactions contemplated hereby or compliance by such Minority Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Minority Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Minority Stockholder is a party or by which such Minority Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Minority Stockholder or any of its properties or assets.

          5.  Representations and Warranties of HCI.  The Company and HCI
              -------------------------------------
jointly and severally represent and warrant to each Minority Stockholder as follows:

          (a) Organization.  Each such corporation is a corporation duly
              ------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by such corporation of this Agreement and the performance by such corporation of its obligations hereunder have been duly and validly authorized by all necessary corporate action of such corporation.

          (b) Agreement.  This Agreement has been duly and validly executed and
              ---------
delivered by such corporation and constitutes a valid and binding agreement of such corporation enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          (c) No Conflicts.  Except for filings, authorizations, consents, and
              ------------
approvals as contemplated by the Reorganization Agreement or the Univisa Contribution Agreement and necessary for the consummation of the transactions contemplated thereby which have been obtained, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such corporation and the consummation by such corporation of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by such corporation, the consummation by such corporation of the transaction contemplated hereby or compliance by such corporation with any of the provisions hereof shall (A) conflict with or result in any breach of the charter or bylaws of such corporation, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modifications or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such corporation is a party or by which such corporation of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such corporation or its properties or assets.

          6.  Legend.
              ------

          (a) Each Stockholder severally and not jointly agrees that it will not request Holding Company to register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

          (b) Each Stockholder severally and not jointly agrees that it shall promptly after the date hereof surrender to Holding Company all certificates representing the Shares held by such Stockholder, and Holding Company shall place the following legend on such certificates, which legend shall remain on such certificates until the sale of such Shares to a person who is not a Stockholder or the termination of this Agreement, whichever is earlier:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT, DATED AS OF MAY 16, 1997 BETWEEN STOCKHOLDERS AND THE COMPANY. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING. A COPY OF SUCH AGREEMENT IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY."

          7.   Term of Agreement.  This Agreement has been entered into in
               -----------------
connection with the transactions contemplated by the Reorganization Agreement described in Recital A and the Univisa Contribution Agreement described in Recital B and shall become effective upon the Closing. This Agreement shall terminate upon the earlier of (i) five years from the Closing Date, or (ii) the occurrence of a Termination Event. Notwithstanding the foregoing, the provisions of Sections 2(c) (Standstill), 3(b) (Transactions with Affiliates), 3(c) and (d) (covenants not to compete), 3(e) (first offer), and 8 (miscellaneous) shall terminate five years after the Closing Date.

          8.   Miscellaneous.
               -------------

          (a) Expenses.  All costs and expenses incurred in connection with this
              --------
Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) Notices.  All notices, requests, demands and other communications
              -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          i.   if to the Company, to:

               PanAmSat Corporation
               One Pickwick Plaza
               Greenwich, Connecticut 06830
               Attention:  Frederick A. Landman
               Telephone:  (203) 622-6664
               Telecopy:   (203) 622-9163

               with a copy to:

               Chadbourne & Parke LLP
               30 Rockefeller Plaza

               New York, New York  10112
               Attention: Denis J. Friedman, Esq.
               Telephone: (212) 408-5200
               Telecopy:  (212) 541-5369

          ii.  if to HCI, to:

               Hughes Communications, Inc.
               P.O. Box 9712
               Long Beach, CA  90810-9928
               Attention: President
               Telephone: (310) 525-5010
               Telecopy:  (310) 525-5015

               with a copy to:

               Latham & Watkins
               633 West Fifth Street, Suite 4000
               Los Angeles, California 90071
               Attention: Bruce R. Lederman, Esq.
               Telephone: (213) 485-1234
               Telecopy:  (213) 891-8763


          iii.  if to the Class A Holders, to:

               Patrick J. Costello
               c/o PanAmSat Corporation
               One Pickwick Plaza
               Greenwich, Connecticut 06830
               Attention: Frederick A. Landman
               Telephone: (203) 622-6664
               Telecopy:  (203) 622-9163

               with a copy to:

               Cummings & Lockwood
               4 Stamford Plaza, CT  06904
               Attn: John Musicaro
               Telephone: (203) 351-4370
               Telecopy:  (203) 351-4499

          iv.  if to S Company, to:

               Satellite Company, LLC
               Fonovisa Centroamerica, S.A.
               De Popa de Curridabat 25 Mts. Este
               Edificio Galerias del Este

               Local 8
               San Jose, Costa Rica
               Attention: Jorge Suarez
               Telephone: 011-506-253-0758
               Telecopy:  011-506-224-0836

               with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Attention: Joseph A. Stern, Esq.
               Telephone: (212) 859-8000
               Telecopy:  (212) 859-4000

          (c) Interpretation.  When a reference is made in this Agreement to
              --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

          (d) Entire Agreement; No Third-Party Beneficiaries.  This Agreement
              ----------------------------------------------
constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (e) Assignment.  Except to a Permitted Transferee, neither this
              ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Minority Stockholder without the consent of HCI or by HCI or its Affiliates without the consent of Minority Stockholders holding 66 2/3% of the Shares held by Minority Stockholders, which consent may be granted or withheld in such party's discretion. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. No person who is not a Stockholder or Permitted Transferee who acquires Shares shall have any rights under this Agreement except to the extent that the assignment thereof has been approved as required by Section 8(e), nor any obligations hereunder except to the extent expressly assumed.

          (f) Governing Law.  This Agreement shall be construed, interpreted and
              -------------
the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

          (g) Severability.  Each party agrees that, should any court or other
              ------------
competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

          (h) Injunctive Relief.  The parties acknowledge that it will be
              -----------------
impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person or entity will be irreparably damaged and will not have an adequate remedy at law. Any such person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

          (i) Attorneys' Fees.  If any party to this Agreement brings an action
              ---------------
to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

          (j) Cumulative Remedies.  All rights and remedies of either party
              -------------------
hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          (k) Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

          (l) Amendments, Waivers, Etc.  This Agreement may not be amended,
              -------------------------
changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that performance hereof by any Minority Stockholder may be waived by HCI and performance hereof by HCI, its Affiliates or the Company may be waived by Minority Stockholders holding 66 2/3 % of the Shares held by Minority Stockholders.

          (m) Obligations of Stockholders.  The liabilities and obligations of
              ---------------------------
each Stockholder under any provision of this Agreement are several and not joint and apply solely to such Stockholder and to the Shares held of record or beneficially owned by such Stockholder. No Stockholder shall have any liability or obligation under this Agreement for any act, omission or breach by any other Stockholder.

          (n) Service of Process.  Each of the parties hereto irrevocably
              ------------------
consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law. Additionally, each party hereby appoints RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19810, as agent for service of process in Delaware.

          (o) Consent and Jurisdiction.  Each party irrevocably and
              ------------------------
unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in New Castle County, State of Delaware, and each party irrevocably consents to personal jurisdiction in any and all tribunals in said County.

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholder Agreement as of the date first above written.



                                         MAGELLAN INTERNATIONAL, INC.


                                         By: /s/ Charles H. Noski
                                            -------------------------------
                                                 Charles H. Noski
                                                 President


                                         HUGHES COMMUNICATIONS, INC.


                                         By: /s/ Jerald F. Farrell
                                            -------------------------------
                                                Jerald F. Farrell
                                                President

                                         SATELLITE COMPANY, L.L.C.


                                         By: /s/ Jorge Suarez Barbosa
                                            -------------------------------
                                            Name: Jorge Suarez Barbosa
                                            Title: General Manager

                              CLASS A STOCKHOLDERS

                           /s/ Mary Anselmo
                    ------------------------------------------------------------
                    Name:  MARY ANSELMO, individually and as a trustee of the
                           Article VII Trust created by the RENE ANSELMO REVOCABLE TRUST DATED JUNE 10, 1994 and as a successor trustee under the Voting Trust Agreement dated as of February 28, 1995 and as a co-trustee of RAYCE ANSELMO TRUST DATED DECEMBER 23, 1991

                           /s/ Frederick A. Landman
                    ------------------------------------------------------------
                    Name: FREDERICK A. LANDMAN, individually and as a trustee of the Article VII Trust created by the RENE ANSELMO REVOCABLE TRUST DATED JUNE 10, 1994 and as a successor trustee under the Voting Trust Agreement dated as of February 28, 1995

                           /s/ Lourdes Saralegui
                    ------------------------------------------------------------
                    Name: LOURDES SARALEGUI, individually and as a trustee of the Article VII Trust created by the RENE ANSELMO REVOCABLE TRUST DATED JUNE 10, 1994 and as a successor trustee under the Voting Trust Agreement dated as of February 28, 1995

                           /s/ Pier Landman
                    ------------------------------------------------------------
                    Name: PIER LANDMAN, individually and as the sole trustee of the CHLOE LANDMAN TRUST DATED JUNE 10, 1988 and the sole trustee of the RISSA LANDMAN TRUST DATED JUNE 10, 1988

                           /s/ Patrick J. Costello
                    ------------------------------------------------------------
                    Name: PATRICK J. COSTELLO, as trustee of the FREDERICK A. LANDMAN IRREVOCABLE TRUST DATED DECEMBER 22, 1995 and as a successor trustee of the RAYCE ANSELMO TRUST DATED DECEMBER 23, 1991

                           /s/ Reverge Anselmo
                    ------------------------------------------------------------
                    Name:  REVERGE ANSELMO, individually and as a trustee of the
                           Article VII Trust created by the RENE ANSELMO REVOCABLE TRUST DATED JUNE 10, 1994 and as a successor trustee under the Voting Trust Agreement dated as of February 28, 1995